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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 40 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 8, 2005, relating to the financial statements and financial highlights appearing in the December 31, 2004 Annual Reports to Shareholders of Vanguard Variable Insurance Funds, which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.







PricewaterhouseCoopers LLP

Philadelphia, PA

April 21, 2005